Exhibit 99.1

NB&T Financial Reports Earnings for First Quarter 2010

April 27, 2010

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company (“NB&T”), Wilmington, Ohio, announced net income for the first quarter of 2010 increased to $5.6 million, or $1.65 per share, from net income of $659,000, or $.21 per share, for the first quarter of 2009. Net income for the quarter was up primarily due to the bargain purchase pre-tax gain of approximately $7.6 million in the Federal Deposit Insurance Corporation (“FDIC”) assisted acquisition of certain of the assets and liabilities of American National Bank (“ANB”). In addition, the Company realized a pre-tax gain of $1.4 million on the sale of its insurance agency in January 2010.

Commenting on these results, President & C.E.O. John J. Limbert said, “We are excited to add Parma to our growing list of communities served. With the acquisition, our total assets increased to $717 million at March 31, 2010, compared to $649 million at the end of 2009, and our capital position remains solid. Finally, we have nothing but good things to say about the people we worked with at the FDIC. They have a difficult job and were extremely professional and helpful throughout the entire process.”

On March 19, 2010, NB&T acquired the banking operations of American National Bank, Parma, Ohio, through a purchase and assumption agreement with the FDIC. NB&T acquired approximately $65 million in assets, including $48 million in loans and $65 million in deposits. No premium was paid on the deposits. In addition to assuming all of the deposits, NB&T agreed to purchase substantially all of the assets of ANB at a $10 million discount. Additionally, the FDIC is obligated to reimburse NB&T for 80% of losses of up to $8 million with respect to covered assets and will reimburse NB&T for 95% of losses that exceed $8 million according to the loss sharing agreements. Based upon the estimated fair value of the assets and liabilities assumed, including the estimated value of the loss sharing agreements, NB&T recorded pre-tax bargain purchase gain of approximately $7.6 million and $5.0 million after tax.

Also in the first quarter of 2010, NB&T sold its insurance agency subsidiary to two officers of the insurance agency. The agency was sold to allow management to focus 100% on the business of banking. NB&T recognized a pre-tax gain of approximately $1.4 million on this sale.

Net interest income was $5.6 million for the first quarter of 2010, compared to $4.4 million for the first quarter of 2009. Net interest margin increased to 3.75% for the first quarter of 2010, compared to 3.72% for the same quarter last year. The net interest margin increased primarily due to two factors. First, average loans outstanding for 2010, which had an average rate of 6.18%, increased $63.8 million, largely a result of the Community National Bank acquisition in December 2009. Second, the average cost of interest-bearing liabilities declined from 1.98% in the first quarter of 2009 to 1.48% in the first quarter of 2010 on increased average deposits of $125.9 million. Due to increased liquidity, the Company was able to lower rates on non-transaction accounts over the last year.

The provision for loan losses for the first quarter of 2010 was $435,000, compared to $250,000 in the same quarter last year. Net charge-offs were $567,000 in the first quarter of 2010, compared to $703,000 in the first quarter of 2009. Charge-offs in 2010 included one commercial real estate development loan charge-off of $300,000 for which $300,000 in specific reserves had been previously allocated. The provision for loan losses was increased to add specific loan reserves and increase the general allowance due to estimating the impact of current economic conditions based on recent delinquency trends in the commercial real estate portfolio. The commercial real estate development loan plus other real estate owned acquired in the ANB transaction of approximately $325,000, increased other real estate owned to $4.1 million at March 31, 2010 from $3.5 million at December 31, 2009. Non-performing loans decreased approximately $100,000 during the first quarter of 2010 to $6.8 million.

Total non-interest income was $10.6 million for the first quarter of 2010, compared to $1.9 million for the first quarter of 2009. The increase is due to the ANB bargain purchase gain and insurance agency sale previously discussed. Partially offsetting this gain in the first quarter of 2010 was an other-than-temporary impairment charge of $50,000 on one mortgage-backed security.

Total non-interest expense was $7.5 million for the first quarter of 2010, compared to $5.4 million for the first quarter of 2009. The increase for the quarter was due to increased bonus plan accruals of $1.5 million, personnel and operating expenses of approximately $355,000 related to the Community National Bank branches acquired in December 2009 and acquisition related expenses of approximately $103,000. Acquisition related expenses totaled $103,000 for the first quarter of 2010. There were no acquisition expenses in the first quarter of 2009.

On March 16, 2010 the Board of Directors declared a dividend of $0.29 per share, payable April 26, 2010 to shareholders of record on March 31, 2010. This dividend is unchanged from the dividend declared for the first quarter of 2009.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending
	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009
Statements of Income
Interest income	$7,463	$6,417	$6,606	$6,503	$6,390
Interest expense	1,846	1,801	1,851	1,870	1,953

Net interest income	5,617	4,616	4,755	4,633	4,437
Provision for loan losses	435	900	175	225	250
Other non-interest income	3,077	1,997	2,211	2,082	1,934
Gain on bargain purchase	7,572	1,807
Other-than-temporary impairment charge	(50)	(150)
Net gains/(losses) on sales of securities	—	—	5	38	—

Total non-interest income	10,599	3,654	2,216	2,120	1,934
Total non-interest expenses	7,496	6,003	5,535	5,555	5,388

Income before income taxes	8,285	1,367	1,261	973	733
Income taxes	2,680	(210)	269	164	74

Net income	$5,605	$1,577	$992	$809	$659

Per Share Data
Basic earnings per share	$1.65	$0.49	$0.32	$0.26	$0.21
Diluted earnings per share	1.65	0.49	0.32	0.26	0.21
Dividends per share	0.29	0.29	0.29	0.29	0.29
Book value at quarter end	20.49	18.91	18.95	18.67	18.76
Average basic shares outstanding	3,394	3,154	3,152	3,149	3,147
Average diluted shares outstanding	3,394	3,154	3,152	3,149	3,147

Balance Sheet Items (Quarter End)
Total assets	$717,222	$649,340	$554,754	$541,521	$529,400
Securities	152,537	142,425	125,573	121,761	108,306
Loans, including loans held for sale	432,371	395,822	336,308	332,269	326,280
Allowance for loan losses	3,644	3,775	3,009	2,912	2,958
Deposits	597,804	541,422	448,597	437,898	425,919
Borrowings	40,316	40,216	40,064	40,579	40,642
Total shareholders’ equity	69,877	64,485	60,138	59,227	59,534

Assets Under Management
Total assets	$717,222	$649,340	$554,754	$541,521	$529,400
Cash management sweep accounts	47,556	42,605	53,617	49,978	56,867
Market value of trust assets	158,088	163,678	168,275	160,883	157,635

Total assets under management	$922,866	$855,623	$776,646	$752,382	$743,902

Selected Financial Ratios
Return on average assets	3.43%	1.11%	0.71%	0.61%	0.50%
Return on average equity	34.77	10.34	6.61	5.42	4.53
Dividend payout ratio	17.58	59.18	90.63	111.54	138.10
Net interest margin	3.75	3.53	3.72	3.81	3.72
Non-interest expense to total revenue	46.23	72.59	79.40	82.26	84.57
Average loans to average total assets	59.31	59.79	60.07	61.26	62.32

Asset Quality
Nonaccrual loans	$6,471	$6,857	$2,907	$2,396	$2,570
Accruing and 90 or more days past due	292	19	521	440	330
Restructured loans	—	—	945	935	—

Total nonperforming loans	$6,763	$6,876	$4,373	$3,771	$2,900

Other real estate owned	4,137	3,455	1,855	2,045	1,111
Net charge-offs	567	132	78	272	703

Non-performing loans to total loans	1.56%	1.74%	1.30%	1.13%	0.89%
Loan loss allowance to total loans	0.84	0.95	0.89	0.88	0.91
Loan loss allowance to non-performing loans	53.88	54.90	68.81	77.22	102.00
Loans 30+ days past due to total loans	0.73	0.65	0.82	0.52	1.22
Net charge-offs to average loans	0.58	0.16	0.09	0.33	0.86

Capital
Average equity to average total assets	9.86%	10.71%	10.75%	11.18%	11.12%
Tier 1 Leverage ratio**	11.13	12.15	11.72	12.10	12.12
Total Risk-based capital ratio**	15.70	16.87	18.53	18.74	18.87

**	Estimated for current quarter end